Exhibit 5.1

JPMorgan Chase Tower 600 Travis Suite 2800 Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

September 30, 2022

Nutex Health Inc.

6030 S. Rice Ave, Suite C

Houston, Texas 77081

  Re: Registration Statement on Form S-8; 7,562,444 shares of Nutex Health Inc. Common Stock, $0.001 par value per share

Ladies and Gentlemen:

We have acted as special counsel to Nutex Health Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of an aggregate of up to 7,562,444 shares of common stock of the Company, $0.001 par value per share (“Common Stock”), including (i) the remaining 3,600 shares of Common Stock reserved for issuance under the 2006 iGambit Long-Term Incentive Plan, amended December 31, 2006 (the “2006 Plan”), which are issuable upon exercise of options granted under the 2006 Plan (the “2006 Plan Shares”), (ii) the remaining 2,642,391 shares of Common Stock reserved for issuance under the iGambit, Inc. 2019 Omnibus Equity Incentive Plan (the “2019 Plan”), which are issuable upon exercise of options granted under the 2019 Plan (the “2019 Plan Shares”); and (iii) the remaining 4,916,453 shares of Common Stock (the “2022 Plan Shares”) issuable under the Amended and Restated Nutex Health Inc. 2022 Equity Incentive Plan (the “2022 Plan”). The 2006 Plan Shares, the 2019 Plan Shares and the 2022 Plan Shares are collectively referred to herein as the “Shares.” The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the 2006 Plan, the 2019 Plan, and the 2022 Plan, as applicable, assuming in each case that the individual grants or awards under the 2006 Plan, the 2019 Plan and the 2022 Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and each of the 2006 Plan, the 2019 Plan and the 2022 Plan, as applicable (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Locke Lord LLP